EXHIBIT 3.B

STATE OF DELAWARE
STATEMENT OF PARTNERSHIP EXISTENCE
OF
SOUTHERN NATURAL GAS COMPANY

This Statement of Partnership Existence of Southern Natural Gas Company (the “Partnership”) is being duly executed and filed by the Partnership in accordance with Section 15-303 of the Delaware Revised Uniform Partnership Act (6 Del. C.§15-101, et seq.)

1.	The name of the Partnership is:

Southern Natural Gas Company.

2.	The name and address of the registered agent for service of process on the Partnership in the state of Delaware is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, Delaware 19801

3.	This Statement of Partnership Existence shall be effective as of 4:10 p.m., Eastern Daylight Time, on November 1, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Statement of Partnership Existence this 1st day of November 2007.

SOUTHERN NATURAL GAS COMPANY

By:	/s/ Margaret E. Roark
Margaret E. Roark
Authorized Person